UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CNA Financial Corporation

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CNA FINANCIAL CORPORATION

Notice of Annual Meeting April 25, 2007

To the Stockholders of

CNA FINANCIAL CORPORATION:

You are hereby notified that pursuant to the By-Laws of CNA Financial Corporation, a Delaware corporation, the Annual Meeting of Stockholders will be held at 333 South Wabash Avenue, Room 208N, Chicago, Illinois, on Wednesday, April 25, 2007, at 10:00 a.m., Chicago time, for the following purposes:

(1)	To elect eight Directors;

(2)	To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for 2007;

(3)	To transact such other business as may properly come before the meeting.

Only Stockholders of record at the close of business on March 12, 2007 are entitled to notice of, and to vote at, this meeting.

It is desired that as many Stockholders as practicable be represented at the meeting. Consequently, whether or not you now expect to be present, you are requested to sign and date the enclosed proxy and return it promptly to the Company. You may revoke the proxy at any time before the authority granted therein is exercised.

By order of the Board of Directors,

JONATHAN D. KANTOR Executive Vice President, General Counsel and Secretary

Chicago, Illinois

April 3, 2007

CNA FINANCIAL CORPORATION

333 SOUTH WABASH AVENUE, CHICAGO, ILLINOIS 60604

Proxy Statement

Annual Meeting, April 25, 2007

The Board of Directors of CNA Financial Corporation (“CNA” or the “Company”) submits this statement in connection with the solicitation of proxies from the Stockholders in the form enclosed.

The persons named in this statement as nominees for election as Directors have been designated by the Board of Directors.

Any Stockholder giving a proxy has the power to revoke it at any time before it is exercised. A subsequently dated proxy, duly received, will revoke an earlier dated proxy. A Stockholder may also revoke his or her proxy and vote in person at the Annual Meeting. Proxies will be voted in accordance with the Stockholder’s specifications and, if no specifications are made, proxies will be voted in accordance with the Board of Directors’ recommendations. The approximate date of mailing of this Proxy Statement is April 3, 2007.

On March 12, 2007, we had outstanding 271,483,183 shares of common stock (“Common Stock”). The holders of Common Stock have one vote for each share of stock held. Stockholders of record at the close of business on March 12, 2007 will be entitled to notice of, and to vote at, this meeting. The holders of a majority of shares of Common Stock issued and outstanding and entitled to vote when present in person or represented by proxy constitute a quorum at all meetings of Stockholders.

In accordance with the Company’s By-Laws and applicable law, the election of Directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the eight nominees who receive the greatest number of votes cast for election as Directors will be elected as Directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote (“broker non-votes”), will not be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve the other matters to be voted on at the Annual Meeting. Shares which are voted to abstain will be considered present at the meeting, but since they are not affirmative votes for the matter they will have the same effect as votes against the matter. Broker non-votes are not counted as present.

Principal Stockholders

The following table contains certain information as to all entities which, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock as of February 28, 2007 (unless otherwise noted). Each such entity has sole voting and investment power with respect to the shares set forth:

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Loews Corporation (“Loews”)	241,483,773	89%
667 Madison Avenue
New York, New York 10021-8087

Because Loews holds a majority of our outstanding Common Stock of CNA, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other Stockholders. Loews has advised the Company’s Board of Directors that it intends to vote FOR the election of management’s nominees for the Board of Directors and FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants. There are no agreements between CNA and Loews with respect to the election of CNA Directors or Officers or with respect to the other matters to come before the meeting.

Director and Officer Holdings

The following table sets forth certain information as to the shares of our Common Stock beneficially owned by each Director and nominee, and each Executive Officer named in the Summary Compensation Table below (the “Named Executive Officers” or NEOs), and by all Executive Officers and Directors of the Company as a group as of February 28, 2007, based on data furnished by them:

Name	Shares of the Company’s Common Stock Beneficially Owned		Shares of Loews Corporation Common Stock Beneficially Owned
Michael Fusco	61,750	(1)	0
Brenda J. Gaines	0		20
Jonathan D. Kantor	124,000	(2)	0
James R. Lewis	132,744	(3)	0
Stephen W. Lilienthal	269,885	(4)	0
Paul J. Liska	0		0
D. Craig Mense	48,304	(5)	0
Jose O. Montemayor	0		0
Don M. Randel	0		0
Joseph Rosenberg	12,200		89,998	(6)
Andrew H. Tisch	6,100		12,186,127	(7)
James S. Tisch	6,100		12,839,124	(8)
Marvin Zonis	183		0
All Executive Officers and Directors as a Group	661,266	(9)	25,115,249	(10)

1.	Includes 61,250 shares issuable upon the exercise of options granted under the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Incentive Compensation Plan”) which are currently exercisable.

2.	Represents shares issuable upon the exercise of options granted under the Incentive Compensation Plan which are currently exercisable.

3.	Includes 125,000 shares issuable upon the exercise of options granted under the Incentive Compensation Plan which are currently exercisable.

4.	Includes 250,000 shares issuable upon the exercise of options granted under the Incentive Compensation Plan which are currently exercisable.

5.	Includes 31,250 shares issuable upon the exercise of options granted under the Incentive Compensation Plan which are currently exercisable.

6.	Represents shares of Loews Common Stock issuable upon the exercise of options granted under the Loews Corporation 2000 Stock Option Plan (“Loews Stock Option Plan”) which are currently exercisable.

7.	Includes 330,000 shares of Loews Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. Also includes 11,391,127 shares held by trusts of which Mr. A. H. Tisch is the managing trustee (inclusive of 4,812,399 shares held in trust for his benefit) and 465,000 shares held by a charitable foundation as to which Mr. A. H. Tisch has shared voting and investment power. Loews Common Stock shares held by Mr. A. H. Tisch represent 2.3% of the outstanding shares of Loews Common Stock.

8.	Includes 330,000 shares of Loews Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. Also includes 11,859,124 shares of Loews Common Stock held by trusts of which Mr. J. S. Tisch is managing trustee (inclusive of 4,281,912 shares held in trust for his benefit) and 650,000 shares of Loews Common Stock held by a charitable foundation as to which Mr. J. S. Tisch has shared voting and investment power. Loews Common Stock shares held by Mr. J. S. Tisch represent 2.4% of the outstanding shares of Loews Common Stock.

9.	Includes 591,500 shares issuable upon the exercise of options granted under the Incentive Compensation Plan which are currently exercisable.

10.	Includes 749,998 shares of Loews Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable.

Each holding represents less than 1% of the outstanding shares of Common Stock. For information with respect to the stock holdings of Loews, see “Principal Stockholders” above.

ELECTION OF DIRECTORS

(Proposal No. 1)

Pursuant to the By-Laws of the Company, the number of directors constituting the full Board of Directors has been fixed by the Board at eight. Each Director shall be elected at the Annual Meeting of Stockholders and each Director elected shall hold office until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified. Directors need not be Stockholders. Unless authority to do so is withheld, the persons named in the enclosed proxy intend to vote the shares represented by the proxies given to them for the eight nominees hereinafter named.

Should any nominee or nominees become unavailable, the proxy holders will vote for the nominee or nominees designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable.

Set forth below is the name, principal occupation and business experience during the time period that, at a minimum, includes the past five years, as well as certain other information for each nominee:

Stephen W. Lilienthal, Chairman of the Board and Chief Executive Officer of the Company. Mr. Lilienthal has been Chairman of the Board and Chief Executive Officer of CNA and its insurance companies since August 2002. Prior to that time, he was President and Chief Executive Officer, Property and Casualty Operations of the CNA insurance companies. Age 57.

Paul J. Liska, Industrial Partner of Ripplewood Holdings LLC, a private equity firm. From 2004 to 2006, Mr. Liska served in various capacities with WRC Media, Inc. including Executive Chairman. Mr. Liska served as President, Credit and Financial Products at Sears Roebuck and Co. from October of 2002 until November of 2003. Prior to that, beginning in 2001, he was Executive Vice President and Chief Financial Officer for Sears. Prior to joining Sears, Mr. Liska was Executive Vice President and Chief Financial Officer of The St. Paul Companies since 1997. Mr. Liska has been a Director since February of 2004 and serves on the Executive and Finance Committees. Age 51.

Jose O. Montemayor, Principal of Black Diamond Capital Partners I, LP. From 1999 to 2005, he was Insurance Commissioner of the Texas Department of Insurance. From 1995 to 1998, he served as Associate Insurance Commissioner for Finance. He has been a Director since February 2007 and serves on the Audit, Executive and Finance Committees. Age 56.

Don M. Randel, President of the Andrew W. Mellon Foundation since July 2006. Prior to that, President of the University of Chicago since July 2000. He is a member of the Audit, Executive, Finance and Compensation Committees. Mr. Randel has been a Director since May of 2002. Age 66.

Joseph Rosenberg, Chief Investment Strategist of Loews since 1995. He serves on the Executive and Finance Committees. He has been a Director since August of 1995. Age 73.

Andrew H. Tisch, Co-Chairman of the Board, Chairman of the Executive Committee and a member of the Office of the President of Loews. He is a Director of Loews and of the general partner of Boardwalk Pipeline Partners LP, a subsidiary of Loews. He is a member of the Executive and Finance Committees. Mr. Tisch has served as a Director since February of 2006. Age 57.

James S. Tisch, President and Chief Executive Officer and a member of the Office of the President of Loews. He is a Director of Loews and Chairman of the Board and Chief Executive Officer of Diamond Offshore Drilling, Inc., a 51% owned subsidiary of Loews. He is Chairman of the Finance Committee and serves on the Executive Committee. Mr. Tisch has served as a Director since 1985. Age 54.

Marvin Zonis, Professor Emeritus of International Political Economy, Leadership and E-Commerce at the Graduate School of Business of the University of Chicago since 1989. He is principal of Marvin Zonis & Associates, Inc., an international consulting firm. He has been a Director since 1993, is the Chairman of the Compensation Committee and serves on the Audit, Executive and Finance Committees. Age 70.

Director Independence

Under the rules of the New York Stock Exchange (“NYSE”), listed companies like CNA that have a controlling stockholder are not required to have a majority of independent directors. Because Loews holds more than 50% of the voting power of the Company, CNA is a controlled company within the meaning of the rules of the NYSE. Accordingly, our Board of Directors is not composed of a majority of directors who are independent. Nevertheless, our Board of Directors has determined that the following directors are independent under the listing standards of the NYSE (“Independent Directors”):

Jose Montemayor, Don M. Randel and Marvin Zonis. In addition, our Board has determined that Brenda J. Gaines, whose term as a director will expire on the Annual Meeting date, is also an Independent Director. In determining independence, each year our Board affirmatively determines whether or not each director or nominee has any material relationship with the Company. In assessing the materiality of any relationship, our Board considers all relevant facts and circumstances, not merely from the standpoint of the director or nominee, but from that of any person or organization with which the director or nominee has an affiliation. Our Board considers the frequency and regularity of any services provided by or to, or other transactions between, our Company and the director or nominee or affiliated organization, whether they are being carried out at arm’s-length in the ordinary course of business and whether they are being provided or conducted substantially on the same terms as those prevailing at the time with unrelated parties for comparable transactions. Material relationships can include commercial banking, industrial, legal, accounting, charitable and familial relationships.

Our Board has established guidelines to assist it in determining director independence under these listing standards. Under our Board’s guidelines, a director would not be considered independent if any of the following relationships exists: (i) during the past three years the director has been an employee, or an immediate family member has been an executive officer, of the Company; (ii) the director or an immediate family member received, during any twelve month period within the past three years, more than $100,000 in direct compensation from the Company, excluding director and committee fees, pension payments and certain forms of deferred compensation; (iii) the director is a current partner or employee, or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, or an immediate family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or, within the last three years, the director or an immediate family member was a partner or employee of such a firm and personally worked on the Company’s audit within that time; (iv) the director or an immediate family member has at any time during the past three years been employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (v) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

Committees and Meetings

Our Board of Directors has an Audit, Compensation, Executive and Finance Committee. We do not have a Nominating Committee. Under the rules of the NYSE, listed companies like CNA that have a controlling stockholder are not required to have a Nominating Committee. Our Board of Directors as a whole therefore performs the functions of a Nominating Committee. Our Company does not have a specific policy regarding Stockholder nominations of potential directors to our Board of Directors other than through the process described under “Stockholder Proposals for the 2008 Annual Meeting” below. Nominations for membership to our Board of Directors are determined by our Board in consultation with our executive officers and other members of senior management. Possible nominees to our Board of Directors may be suggested by any director and given to our Chairman of the Board or by Stockholders as indicated above.

Audit Committee

The primary function of our Audit Committee is to assist our Board of Directors in fulfilling its responsibility to oversee management’s conduct of our Company’s financial reporting process, including review of the financial reports and other financial information of our Company, our Company’s systems of internal accounting, our Company’s financial controls, and the annual independent audit of our Company’s financial statements. Our Audit Committee has sole authority to directly appoint, retain, compensate, evaluate and terminate our Company’s independent registered public accounting firm and to approve all engagement fees and terms, including mandatory pre-approval of all engagements of the independent registered public accounting firm in accordance with policies and procedures adopted by our Audit Committee from time to time or as required. The Charter of our Audit Committee, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, are posted on the Company’s website at www.cna.com and are also available in print to any Stockholder who requests them. Our management is responsible for its financial statements and reporting process, including its system of internal controls. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America.

The current members of our Audit Committee are Brenda J. Gaines (Chairperson), Jose O. Montemayor, Don M. Randel and Marvin Zonis, each of whom is an Independent Director and also meets the additional independence requirements of applicable listing standards of the NYSE and Securities and Exchange Commission (“SEC”) regulations. Each of the current members is financially literate as determined by our Board. Our Board has determined that Ms. Gaines and Mr. Montemayor are each an “audit committee financial expert” under NYSE and SEC standards.

Our Independent Directors meet regularly in executive session without management participation. We have a position of presiding director (“Presiding Director”) whose primary responsibility is to preside over these executive sessions of the Independent Directors. The Chairpersons of our Audit and Compensation Committees alternate annually as the Presiding Director. Ms. Gaines, as Chairperson of our Audit Committee, will serve as Presiding Director until the Annual Meeting on April 25, 2007. This procedure will require that the Chairperson of our Compensation Committee be an Independent Director during any period in which he or she is serving as the Presiding Director.

Our Directors are asked annually to report to our Company the number of audit committees on which such Director serves. During 2006, no Director reported serving on more than three audit committees.

Compensation Committee

Under the rules of the NYSE, listed companies, like CNA, that have a controlling stockholder are not required to have a Compensation Committee. However, as noted above, the Company’s Board does maintain a Compensation Committee (“Compensation Committee”) that administers the Incentive Compensation Plan and approves the total compensation of the Named Executive Officers. The Charter of the Compensation Committee is posted on the Company’s website at www.cna.com and is also available in print to any Stockholder who requests it. The current members of our Compensation Committee are Marvin Zonis (Chairperson) and Don M. Randel, each of whom is an Independent Director.

Meetings

During 2006 there were five meetings of our Board of Directors, four meetings of our Finance Committee, eight meetings of our Audit Committee and three meetings of our Compensation Committee. In addition, in connection with our debt and equity offering in 2006, there were four meetings of the Special Review Committee and two meetings of the Special Pricing Committee. Each director of the Company attended not less than 75% of the total number of meetings of our Board of Directors and committees of our Board on which that director served during 2006. Our Board recommends, but does not require, that all directors attend our Stockholders’ meetings. All of our directors, except Mr. Jose Montemayor who was not elected until February of 2007, attended our 2006 Annual Meeting of Stockholders.

Audit Committee Report

The role of our Audit Committee is to assist our Board of Directors with the responsibility of administering corporate policy in matters of accounting and control in its oversight of our financial reporting process. As set forth in the Charter of our Audit Committee, management of our Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Our Company’s accounting and financial reporting principles and internal controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations. Our Audit Committee functions as the liaison with our Company’s independent registered public accounting firm and internal audit. The independent registered public accounting firm is responsible for auditing our Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. Our Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the standard adopted or referenced by the Public Company Accounting Oversight Board (“PCAOB”) and SEC Rule 2-07, Communication with Audit Committees, as currently in effect. Finally, our Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB. Our Audit Committee has discussed with the independent registered public accounting firm the firm’s independence.

The members of the Audit Committee rely without independent verification on the information provided to them by management and the independent registered public accounting firm and on management’s representation that our financial statements have been prepared with integrity and objectivity. They do not provide any expert or special assurance as to our financial statements or any professional certification as to the independent registered public accounting firm’s work. Accordingly, our Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of our financial statements has been carried out in accordance with the standards of the PCAOB (United States), that our financial statements are presented in accordance with accounting principles generally accepted in the United States of America, or that our registered public accounting firm is in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of our Audit Committee referred to above and in the Charter, our Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC and determined that the provision of non-audit services by Deloitte & Touche LLP to the Company in 2006 was compatible with maintaining the independence of Deloitte & Touche LLP in its audit of the Company.

SUBMITTED BY THE AUDIT COMMITTEE

Brenda J. Gaines (Chairperson)

Jose O. Montemayor

Don M. Randel

Marvin Zonis

Director Compensation

Our Directors, who are not employees of CNA or any of its subsidiaries, received an annual retainer in 2006 of $25,000 until October 25, 2006. In addition, members of our committees received the following annual retainers: Finance $4,000, Executive $4,000, Compensation $10,000 (Chairperson receives $15,000), and Audit $25,000 (Chairperson received $35,000 until October 25, 2006). In addition, a meeting fee of $600 per meeting was paid to the Chairpersons of the Audit and Compensation Committees for each meeting with management, the independent registered public accountants, advisors and other appropriate persons held to carry out their respective duties between regularly scheduled quarterly meetings of the Committees. Members of the Special Review Committee and the Pricing Committee were paid $5,000 for each Committee served (Chairperson of Special Review received $10,000). Effective October 25, 2006, the annual retainer amount was increased to $50,000 and our Audit Committee Chairperson retainer was increased to $45,000. The following table shows, for each non-employee director, the amount of cash compensation paid for his or her service during 2006:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Total ($)
Brenda J. Gaines	96,291	96,291
Paul J. Liska	52,637	52,637
Don M. Randel	71,386	71,386
Joseph Rosenberg	42,637	42,637
Andrew H. Tisch	34,102	34,102
James S. Tisch	42,637	42,637
Marvin Zonis	83,787	83,787

Employment Agreements

Pursuant to an employment agreement dated October 26, 2005, Mr. Stephen W. Lilienthal serves as our Chairman of the Board and Chief Executive Officer of our Company and as Chairman of the Board and Chief Executive Officer of the CNA insurance companies. The term of the agreement expires December 31, 2008 and the annual base compensation is $950,000, subject to discretionary adjustments by our Board of Directors. In addition, Mr. Lilienthal is entitled to earn annual incentive cash awards under the Incentive Compensation Plan with a maximum annual bonus opportunity of $2.9 million as well as certain long-term incentive awards, calculated pursuant to net operating income goals and overall Company business performance as determined by the Compensation Committee and subject to its approval and adjustment. Under the employment agreement Mr. Lilienthal is also entitled to an annual target stock option grant of 75,000 shares of our Common Stock or equivalent (stock appreciation rights paid in stock (“SARs”)), subject to share availability under the Incentive Compensation Plan and Compensation Committee and Board approval.

If Mr. Lilienthal’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive severance payments in the aggregate amount equal to three multiplied by the sum of: (i) the annual rate of his base compensation in effect immediately prior to his date of termination, plus (ii) two times the minimum annual target bonus amount of $1.450 million. These severance payments would be made in 36 equal monthly installments following termination. In addition, he will receive a target annual bonus for the performance period in which the termination occurs prorated to the date of termination, a cash equivalent payment for stock options or SARs he would have received had his employment continued through the term of the agreement, up to three years of medical, dental, vision, life and disability plans in which he was enrolled in prior to termination, and immediate vesting of any unexercised stock options and/or SARs. In addition, all outstanding options and/or SARs will remain exercisable for up to one year following termination but no later than the remainder of their term. In the event of a termination through voluntary resignation by

Mr. Lilienthal on or after January 1, 2007, he will receive the same payments and other benefits as for a termination by the Company without “cause,” except that the cash equivalent payment for stock options or SARs would be limited to the target number of such options or SARs for the year in which the termination occurs, prorated to the date of termination. In addition, Mr. Lilienthal is entitled to reimbursement, on an after-tax basis, for any excise tax due as a result of any payment under his employment agreement being treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code.

In accordance with an employment agreement dated October 26, 2005, Mr. James R. Lewis serves as the President and Chief Executive Officer of Property and Casualty Operations of the CNA insurance companies. The term of the agreement expires December 31, 2008 and the annual base compensation is $800,000, subject to discretionary adjustments by the CEO of CNA insurance companies and/or Compensation Committee. In addition, Mr. Lewis is entitled to earn annual incentive cash awards under the Incentive Compensation Plan with a maximum annual bonus opportunity of the greater of two hundred percent of his annual base compensation or $1.6 million, as well as certain long-term incentive awards, calculated pursuant to net operating income goals and overall Company business performance as determined by the Compensation Committee and our Chairman of the Board and Chief Executive Officer, and subject to the Compensation Committee approval and adjustment. Under the employment agreement Mr. Lewis is also entitled to a minimum annual stock option grant of 30,000 shares of the Company’s Common Stock or equivalent (stock appreciation rights paid in stock (“SARs”)), subject to share availability under the Incentive Compensation Plan and Compensation Committee approval.

If Mr. Lewis’ employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive a severance payment equal to two times his annual base compensation plus two times annual target bonus. Severance is payable in 24 equal monthly installments following termination. In addition, he will receive a target annual bonus and cash long-term incentive award for the performance period in which the termination occurs prorated to the date of termination, and immediate vesting of any unexercised stock options and/or SARs, up to two years of continued participation in health benefit plans in which he was enrolled in prior to termination. All outstanding options and/or SARs will remain exercisable for up to one year following termination but no later than the remainder of their term.

Pursuant to an employment agreement dated March 16, 2005, Mr. Jonathan D. Kantor serves as Executive Vice President, General Counsel & Secretary of the Company, with duties and responsibilities as designated by the Chairman of the Board and Chief Executive Officer. The term of the agreement expires March 31, 2008 and the annual base compensation is $750,000, subject to annual increases at the discretion of the Chairman of the Board and Chief Executive Officer and/or the Compensation Committee. In addition, Mr. Kantor is entitled to earn annual incentive cash awards under the Incentive Compensation Plan with a maximum annual bonus opportunity of $1.5 million as well as certain long-term incentive awards, calculated pursuant to net operating income goals and overall Company business performance as determined by the Compensation Committee and subject to its approval and adjustment. Under the employment agreement Mr. Kantor is also entitled to a minimum annual stock option grant of 30,000 shares of the Company’s Common Stock, subject to share availability under the Incentive Compensation Plan and Compensation Committee approval.

If Mr. Kantor’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive prorated salary and benefits through the event, and severance payments equal to 24 months of his base annual compensation, two times his annual bonus (at 100% of base salary), and two times target cash long-term incentive award. Severance is payable over two years in equal monthly installments following termination. In addition, up to 18 months of continued participation in health benefit plans in which he was enrolled in prior to termination.

In accordance with an employment agreement dated December 2, 2004, Mr. D. Craig Mense serves as Executive Vice President and Chief Financial Officer of the Company. The term of the agreement expires November 30, 2007 and current annual base compensation is $625,000 subject to discretionary adjustments by the Compensation Committee. In addition, Mr. Mense is entitled to earn annual incentive cash awards under the Incentive Compensation Plan, as well as certain long-term incentive awards in the form of annual cash awards and annual stock option grants, all subject to approval and adjustment by the Compensation Committee.

If Mr. Mense’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive a payment equal to 12 months of his annual base compensation, or the amount of unpaid base compensation for the unexpired period of the employment term, whichever is greater, plus annual target bonus in effect at the time of termination. In addition, he will receive a target annual bonus and cash long-term incentive award for the performance period in which the termination occurs prorated to date of termination, up to one year of continued participation in health benefit plans in which he was enrolled in prior to termination.

Pursuant to an employment agreement dated April 1, 2004, Mr. Michael Fusco serves as Executive Vice President, Chief Actuary and Chief Risk Officer of the CNA insurance companies. The terms of the agreement were extended to March 31, 2009 and the annual base compensation is $550,000, subject to discretionary adjustments by the Compensation Committee. In addition, Mr. Fusco is entitled to earn annual incentive cash awards under the Incentive Compensation Plan, as well as certain long-term incentive awards in the form of annual cash awards and annual stock option grants, all subject to approval and adjustment by the Compensation Committee.

If Mr. Fusco’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive a payment equal to the sum of his base salary and prorated target bonus for the unexpired period of the employment term; however, in no event shall severance equal less than 12 months of his base salary and annual target bonus. In addition, he will receive a target annual bonus and cash long-term incentive award for the performance period in which the termination occurs prorated to date of termination, up to one year of continued participation in health benefit plans in which he was enrolled prior to termination.

In the event any of the foregoing employment agreements is not renewed or is terminated prior to the respective expiration dates, each executive may be entitled to certain payments, the continuation of certain benefits, and the vesting of certain stock options, all as determined in accordance with the applicable provisions of the respective agreements. Following the expiration or earlier termination of the agreements, each of the foregoing executives remains subject to certain confidentiality, non-competition, non-solicitation, non-interference and claims assistance covenants.

Retirement Plans

CNA sponsors funded, tax-qualified retirement plans for salaried employees, including executive officers (the “Qualified Plans”) and unfunded, non-qualified equalization plans (the “Non-Qualified Plans”) which provide for accruals and contributions not available under the tax-qualified plans. The following description of the Qualified Plans also applies to the Non-Qualified Plans. The Qualified Plans and the Non-Qualified Plans both include defined contribution plans and defined benefit plans. The Qualified and Non-Qualified defined contribution plans are the CNA Savings and Capital Accumulation Plan (the “S-CAP”) and the CNA Supplemental Executive Savings and Capital Accumulation Plan (the “SES-CAP”), respectively. The Qualified and Non-Qualified defined benefit plans are the CNA Retirement Plan (the “Retirement Plan”) and the CNA Supplemental Executive Retirement Plan (the “SERP”), respectively.

In 2000, the Retirement Plan was amended and employees who were employed at December 31, 1999 and were still employed on April 24, 2000 were required to make a choice regarding their future accruals in this plan. Employees were given two choices: (1) to continue earning additional benefits under the formula described below; or (2) to convert the present value of their accrued benefit as of December 31, 1999 to an accrued pension account, which amount was credited with interest at a rate based on 30 year treasury securities.

Employees who elected to forego earning additional benefits in the Retirement Plan and all employees hired by Continental Casualty Company on or after January 1, 2000 receive an annual basic Company contribution to the S-CAP of 3% or 5% of their eligible compensation, depending on their age. In addition, these employees are eligible to receive discretionary annual performance contributions of up to 2% of eligible compensation and an additional Company match of up to 80% of the first 6% of salary contributed by the employee. The basic, performance and additional Company matching contributions are referred to herein as “Enhanced S-CAP.” All eligible employees, regardless of their choice, are entitled to a 70% Company matching contribution to the S-CAP on the first 6% of eligible compensation contributed by the employee. The Company matching contribution rates for employees during the first year of service are 50% of the foregoing.

All salary amounts and annual cash incentive compensation amounts are considered eligible compensation for purposes of the Retirement Plan, the SERP, and for basic and performance contributions to the S-CAP and SES-CAP. Only salary is considered eligible compensation for purposes of Company matching contributions to the S-CAP and SES-CAP.

Under Mr. Lilienthal’s employment agreement, one times his annual incentive cash compensation is considered eligible compensation for purposes of SES-CAP Company matching contributions.

Mr. Kantor chose to continue to accrue benefits under the Retirement Plan and SERP. Messrs. Fusco, Lewis, Lilienthal, and Mense are all participants in the Enhanced S-CAP and SES-CAP.

CNA Retirement Plan

CNA sponsors two defined benefit pension plans in which its named executive officers participate. The Retirement Plan is a defined benefit pension plan available to employees hired on or before December 31, 1999. This plan is qualified under Section 401(a) of the Internal Revenue Code (IRC). The SERP is a nonqualified defined benefit pension plan that provides benefits to employees who are eligible to participate in the Retirement Plan and whose accrued benefit under such plan is restricted by IRC Sections 401(a)(17) or 415.

The Retirement Plan provides a life annuity benefit at normal retirement age equal to (1) less (2) below:

(1)	The sum of (A) and (B) below:

(A)	2% of Highest Average Monthly Compensation multiplied by years and months of Accrual Service, up to a maximum of 25 years;

(B)	0.6667 % of Highest Average Monthly Compensation multiplied by years and months of Accrual Service over 25 years, up to 15 such years.

(2)	1.4% of Primary Social Security Amount multiplied by years and months of Accrual Service, up to a maximum of 35 years.

Highest Average Monthly Compensation is computed as the average of the 60 consecutive months of Compensation over the entire period of employment which produce the highest monthly average. Compensation includes base salary, incentive compensation, overtime, and incentive or performance bonuses (such as under the Annual Incentive Bonus Plan) before these are reduced by contributions to tax-deferred or tax-exempt plans under IRC Sections 401(k), 125 or 132(f)(4). Compensation recognized under the Retirement Plan is limited under the provisions of IRC Section 401(a)(17).

Primary Social Security Amount is an estimate of the monthly primary insurance amount available at age 65 computed under the Social Security Act in effect on January 1 of the year of determination. This amount is estimated by assuming annual wages for the period after termination of employment to age 65 are equal to earnings in the last full year of employment and past wages are estimated assuming wage increases of 6% per year from the later of age 22 or January 1, 1951.

Accrual Service is determined in years and months from the date of hire, with one month credited for any month in which the employee works.

Eligible employees become participants in the Retirement Plan at the later of: (i) the date an employee attains age 21; (ii) the date an employee becomes an Eligible Employee; or (iii) the date the employee completes 1,000 Hours of Service. Eligible Employees include all employees of the Company and Continental Casualty Company hired prior to January 1, 2000.

A participant’s right to an accrued benefit under the Retirement Plan becomes nonforfeitable after five years of vesting service or when the participant attains normal retirement age (later of sixty-fifth birthday or fifth anniversary of the date of participation). The accrued benefit is payable on an unreduced basis on or after age 65. Participants who terminate with at least five years of vesting service and with the sum of their age and service greater than or equal to 65 (early retirement age) may commence benefits at any time. Such benefits are reduced by 1/3 of 1 percent for each complete calendar month commencement precedes the first of the month coincident with or next following their sixty-second birthday. Participants who terminate with at least ten years of vesting service, but prior to early retirement age, may commence as early as age fifty-five with a reduction of 1/2 of 1 percent for each complete calendar month commencement precedes the first of the month coincident with or next following their sixty-fifth birthday.

Participants who commence benefits at an early retirement age are eligible for a supplemental benefit payable until they attain age 62. This benefit is equal to the offset described in (2) above reduced for early retirement.

The normal form of payment for a single participant is the single life annuity. The normal form of payment for a married participant is the qualified 50% joint and survivor annuity. Several optional forms of payment are offered. These include: 50%, 66-2/3%, and 100% joint and contingent annuities, and the single life annuity. Benefits paid under any of these optional forms are actuarially equivalent to the single life annuity benefit available at commencement age.

The Retirement Plan provides benefits upon the death or disability of an active participant. The spouse of a deceased active participant who dies with at least ten years of vesting service and on or after age 45 (but before early retirement age) receives 50% of the participant’s accrued benefit, assuming the participant had attained early retirement age at the date of death and retired with a 50% joint and survivor annuity payment form. The early retirement reduction in this case is 1/3 of 1 percent for each complete calendar month the date of death precedes the first of the month coincident with or next following the participant’s sixty-second birthday. Upon becoming disabled after five years of vesting service, the participant is eligible for additional Accrual Service to the earliest to occur of the cessation of disability, normal retirement age or the election of an earlier annuity starting date. Compensation while disabled is credited at the same rate of compensation in the last full month worked.

Mr. Kantor is the only named executive officer eligible to participate in the Retirement Plan. Mr. Kantor is not currently eligible for early retirement benefits under the Retirement Plan.

CNA Supplemental Executive Retirement Plan

The SERP provides that portion of the Retirement Plan benefit which cannot be paid from the Retirement Plan due to the compensation limitations of IRC Section 401(a)(17) or the benefit amount limitations of IRC Section 415.

The provisions of the SERP are the same as the Retirement Plan. A participant who retires and becomes eligible to receive a benefit under the Retirement Plan, whether a normal, early, or late retirement benefit, shall receive a benefit from the SERP equal to the excess, if any, of the amount the participant would have received from the Retirement Plan if neither of the IRC Section 401(a)(17) or IRC Section 415 tax limits applied over the participant’s actual Retirement Plan benefit. The amount of the benefit the participant would have received under the SERP shall be determined on the same basis as the participant’s actual Retirement Plan benefit, taking into account the participant’s age, compensation history, service, and form of benefit elected under the Retirement Plan. The provisions of the SERP with respect to death and disability benefits are the same as the Retirement Plan.

The SERP was amended effective January 1, 2005 to provide that the SERP benefit accrued after December 31, 2004 will be paid as a lump sum unless the monthly amount of such benefit exceeds $15,000.00 per month. The lump sum is equal to the actuarial equivalent of such benefit with actuarial equivalence determined under the term of the Retirement Plan. As of December 31, 2004, the Company has elected to pay all benefits accrued prior to January 1, 2005 that do not exceed $15,000.00 per month in the form of a lump sum, but retains discretion to pay benefit accrued prior to January 1, 2005 either as a lump sum or as an annuity.

Mr. Kantor is the only named executive officer eligible to participate in the SERP. Mr. Kantor is not currently eligible for early retirement benefits under the SERP.

Compensation Discussion and Analysis

The Board of Directors believes that our success is dependent upon the quality of senior management, and that compensation programs are important in attracting and retaining NEOs of superior ability and motivating their efforts on behalf of our interests. To that end, our compensation program for NEOs recognizes individual performance and contributions, as reflected both in our overall results and in each NEO’s contribution to them. To meet this objective we have established an approach to NEO compensation that combines elements of base salary and both cash and stock-based incentive compensation, as well as other benefits. In selecting these elements of NEO compensation, we have considered our historical compensation practices as they have evolved over the years, national surveys of executive compensation at comparable companies and the executive compensation programs of various peer companies, as well as applicable tax and accounting impacts of executive compensation. Our NEOs are identified in the table below headed “Compensation of Executive Officers”.

Since the Company maintains written employment agreements, either directly or through one of its subsidiaries, with each of its NEOs, they (along with the Incentive Compensation Plan) are the principal guides to structuring compensation for those executives. In preparing and negotiating the terms of these agreements, we seek to realize the goals and objectives and to include the elements of compensation described in this report. These employment agreements are described elsewhere in this Proxy Statement.

The principal components of compensation for the Company’s NEOs are:

•	base salary;

•	cash incentive compensation awards, based on both annual and longer-term performance measures;

•	grants of stock-based awards; and

•	retirement, medical and related benefits.

In establishing the aggregate amount of compensation for each NEO, the primary factor is an evaluation of the individual's performance in the context of the Company’s contractual commitments to the individual executive, our corporate performance during the period in question and our past compensation policies. As noted above, we also review and consider compensation levels and practices as shown in surveys and other materials. Based on these factors, we determine an overall level of cash compensation — a portion of which is to be paid as base salary and the balance of which would be incentive based — and equity-based awards, which are described in further detail below.

Base Salary. As a result of the performance reviews and other factors described below, and the impact of limits on the deductibility of compensation as described below, the annual base salary of each of the Company’s NEOs has been effectively limited to a maximum of $1 million. Under Section 162(m) of the Internal Revenue Code, unless classified as “qualified performance-based compensation” the amount of compensation deductible for federal income tax purposes which is paid by a publicly-held corporation to its CEO and certain highly compensated officers during any year is limited to a maximum of $1,000,000 per person, except that compensation which is considered to be “performance-based” is not subject to this limitation. To the extent the Company’s compensation policy can be implemented in a manner that maximizes the deductibility of compensation paid by the Company, the Board of Directors seeks to do so, subject to the Company’s contractual obligations to executives in particular cases.

Incentive Compensation Awards. The CNA Financial Corporation 2000 Incentive Compensation Plan (the “Plan”) provides for annual and long-term cash and share-related incentive compensation for the NEOs of the Company, among other executives. It is designed to qualify the amounts paid from time to time under the Plan to certain of the Company’s officers as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. The elements of incentive compensation recited in the Company’s employment agreement with each NEO are subject to the terms of the Plan and the approval of the Compensation Committee.

The Plan is intended to assist us in attracting new senior leadership, and provide a means of rewarding NEOs, among other employees, with equity and cash compensation which, when coupled with a base salary, produces a competitive level of total compensation that reflects their individual performance and their contributions to the overall short-term and long-term enhancement of the value of the Company and its subsidiaries. The Plan is administered by the Compensation Committee, which has sole discretion to make all determinations on any matter relating to the Plan or any award granted under it. Under the Plan the measures to be used for purposes of incentive awards may include one or more or any combination of a wide variety of corporate and personal performance components, as described more fully in the Plan.

In February of 2007 our Board of Directors renamed the Incentive Compensation Committee as the Compensation Committee and approved a new Committee charter, establishing its purpose, structure and responsibilities. Pursuant to its charter, the Compensation Committee, in response to Company management recommendations, determines all elements of compensation for the NEOs and all stock-based compensation awards to senior officers of the Company. The Compensation Committee also reviews and approves the terms of written employment agreements between the NEOs and the Company or its subsidiaries.

Annual and long-term 2006 cash incentive awards under the Plan for the NEOs were based upon our net operating income for that year as defined by the Compensation Committee (“NOI”) at its meeting in February of 2006. The following is the definition of NOI approved at that meeting:

Net Operating Income is defined as net income to be reported to the shareholders in the Annual Report for 2006, adjusted to exclude the following items:

1) Realized capital gains or losses, net of tax, to be reported to the shareholders in the Company’s Annual Report for 2006.

2) Items related to a change in accounting principles or items of gain, loss, income or expense which were extraordinary, unusual in nature or infrequent in occurrence and described as such in SEC filings or internal memoranda.

3) Operating losses attributable to indemnification claims arising from the Group or Life business operations sold in 2003 and 2004 and described as such in SEC filings or internal memoranda.

4) Reserve strengthening and adverse dividend or premium development associated with accident years prior to 2000 related to claims for construction defect, clergy abuse, asbestos, silicosis, pollution and mass tort exposures.

5) Catastrophe losses of the Company or its subsidiaries in excess of the 2006 budgeted amount. To the extent that catastrophe losses are below the budgeted amount, include catastrophe losses up to the budgeted level.

6) Operating losses attributable to a commutation of any ceded finite reinsurance treaty and described as such in SEC filings or internal memoranda.

7) Surety losses related to bonds issued in connection with projects of a larger national contractor.

8) Investment returns relating to limited partnership, limited liability companies, joint ventures and other similarly structured investment vehicles which are unaffiliated with a strategic business unit operating strategy.

No changes were made either to the enumerated exclusions from net income or to the 2006 NOI definition as a whole after its approval by the Compensation Committee at the referenced February, 2006 meeting.

With regard to 2006 incentive cash awards to NEOs, the Compensation Committee retained the authority to exercise negative discretion on any of the exclusions listed above except as specified in an employment agreement between the Company or one of its subsidiaries and an NEO. Although NOI as determined under this definition is derived from the Company’s net income as recorded in our Annual Report for 2006, it is different from both that net income amount and our net operating income as reported in the Company’s earnings release for 2006. The primary purpose of the exclusions from net income reflected in the above definition of NOI is to remove those elements of income or loss which relate to one-time or extraordinary events or developments or other matters that, in the judgment of the Compensation Committee, are not appropriate to consider for purposes of assessing an NEO’s performance and contribution to our operating results. At its February 2007 meeting, the Compensation Committee established that NOI for 2006, determined pursuant to the above definition, was $880 million. Net operating income as reported by the Company in our earnings release for 2006 was $190 million higher than NOI as determined by the Compensation Committee for 2006.

Annual Incentive Cash Compensation Awards

The annual incentive cash compensation awards under the Plan for the NEOs for 2006 were primarily determined by performance compared to preset quantifiable financial goals based upon NOI as determined by the Compensation Committee, which also set the level or levels of cash incentive award opportunity within those goals for each NEO. Typical primary recurring factors taken into account for purposes of determining annual incentive cash compensation opportunity levels assigned for each NEO for a given year include such elements as: combined ratios; expense ratios; return on equity; catastrophe loss experience; handling of legal exposures; net written premium production; and investment gains and losses. As to any particular NEO, these factors may be considered both from an overall corporate viewpoint or in terms of performance for a particular factor within that executive’s individual areas of responsibility, or both. For 2006, non-recurring developments taken into account for purposes of determining annual NEO incentive cash compensation opportunities included refinancing transactions pursuant to which a $750 million preferred stock issue held by Loews was repurchased with funds financed on advantageous terms and our capital structure improved, as well as the commutation of certain large-scale reinsurance agreements that eliminated the interest expense associated with those contracts.

For Messrs. Lilienthal and Lewis, the annual incentive cash compensation opportunities for 2006 were based upon NOI targets expressed as ranges or fixed amounts, at or within which certain levels of incentive opportunity would be available to the executive. For Mr. Lilienthal, the annual incentive cash compensation opportunity for 2006 extends from a minimum of $0 to a maximum of $2.9 million. For Mr. Lewis, the annual incentive cash compensation opportunity for 2006 extends from a minimum of $0 to a maximum of $1.6 million. For these two executives, assessment of individual performance in 2005 and range of responsibilities are reflected as factors in the levels of incentive opportunity provided for at various NOI target ranges or fixed amounts.

For Messrs. Kantor, Mense and Fusco, the annual incentive cash compensation opportunities for 2006 were based upon a payout formula in each case of a percentage of 2006 NOI as defined by the Compensation Committee, limited by individual maximum payment amounts of $1.5 million, $1.25 million and $1 million respectively. For these three executives, assessment of individual performance in 2005 and range of responsibilities are reflected as factors in the maximum individual payout amounts established as to each.

For all NEOs except Mr. Lilienthal, the Compensation Committee retained the power to exercise negative discretion for 2006 annual incentive cash compensation amounts up to 100% of the amount produced by formula. For Mr. Lilienthal the Compensation Committee agreed to retain the power to exercise negative discretion on the 2006 annual incentive cash compensation amount only in excess of $1.45 million, based upon a contractual commitment in our employment agreement with him. Thus for all NEOs the Compensation Committee’s exercise of negative discretion in any particular case is an additional factor reflecting that executive’s individual performance as assessed by the Compensation Committee and Company management. In making recommendations to the Compensation Committee for 2006 annual incentive bonus payment amounts within the above parameters for the NEOs at its meeting in February of 2007, the Company reviewed specific 2006 performance achievements of each executive and explained why in the Company’s view the proposed bonus amounts were warranted. A special separate discretionary bonus was recommended for Mr. Kantor in recognition of outstanding results in major litigation management in 2006.

The NOI ranges or fixed amounts set to establish the various levels of 2006 annual incentive cash compensation opportunities for Messrs. Lilienthal and Lewis were determined by consideration of a number of factors, principally recent NOI production by the Company and anticipated production for the performance year in question in light of known factors. The Company’s goal in setting such ranges and fixed amounts is to compensate the executive competitively with management in similar positions at peer companies for NOI achievement in a given performance year. For those executives the difficulty in reaching the highest level of annual incentive cash compensation opportunity for any given year is a product of both the large number of cumulative factors affecting actual NOI production for that year and the accuracy of the pre-set NOI ranges or fixed amounts in reflecting what can reasonably be regarded as achievable NOI production for the period. For Messrs. Kantor, Mense and Fusco there is no requirement to reach a particular performance goal or payout formula in order to qualify for the 2006 annual incentive cash compensation opportunity, but payouts are limited by both actual 2006 NOI production and the individual pre-determined maximum payout amounts. For all NEOs the potential for exercise of negative discretion by the Compensation Committee as described above is a further limiting factor.

The annual incentive opportunity is based, among other factors, on comparative market compensation data as described below. Final approval of annual incentive cash compensation payments is made by the Compensation Committee, which retained authority to make discretionary reductions in the award amounts, including changes through the exercise of negative discretion as to individual awards. The Compensation Committee also reserved the right to eliminate these awards to the NEOs, uniformly, due to adverse financial conditions, except where otherwise specified in employment agreements. In determining the annual incentive cash compensation awards for 2006, the Compensation Committee evaluated Company performance and individual performance against the pre-set financial goals and other performance measures where appropriate. Based upon this evaluation, the 2006 annual incentive bonus payouts for the NEOs ranged from 100% to 85% of the respective maximum annual incentive opportunities.

Long -Term Incentive Cash Plan

As noted above, in 2000 the Company’s long-term incentive cash incentive compensation plan was consolidated with other incentive compensation programs into the Plan. Under the Plan potential long-term incentive (“LTI”) cash awards for NEOs, among other employees, are based upon the Company’s NOI, determined pursuant to a definition approved by the Compensation Committee, over three year cycles, with NOI goals set by the Compensation Committee for each calendar year within the three year cycle. The three-year period covered by these awards encourages our executives to think in terms of multi-year performance spans, rather than exclusively a succession of separate single-year measures.

The determination of NOI for purposes of establishing LTI cash awards is the same as the NOI determination for purposes of annual cash compensation opportunities, as described above. Performance is determined at the end of each calendar year and payouts are accrued until the end of each three year cycle. Accordingly, 2006 performance year results for the 2004-2006, 2005-2007 and 2006-2008 cycles under the Plan were reviewed and approved by the Compensation

Committee. As distinct from their annual incentive cash compensation award opportunities, the LTI cash awards for the NEOs in 2006 were determined pursuant to NOI goal levels and target percentages that are the same in each case, although the amounts awardable at each target percentage achievement were different for each executive. The ranges of LTI cash award opportunities for the NEOs for 2006 determined by the Compensation Committee are reflected below under the table headed “Grants of Plan Based Awards”.

For the LTI cash award opportunity as with the annual incentive cash compensation awards, the difficulty for each NEO in reaching the highest level of LTI cash opportunity for any given year is a product of both the large number of cumulative factors affecting actual NOI production for that year and the accuracy of the pre-set NOI goal in reflecting what can reasonably be regarded as achievable NOI production for the period.

Stock Based Awards. Another element of our compensation policy for NEOs is stock based awards under the Plan. Unlike base salary and incentive compensation awards, which are earned and paid based on the annual or multi-year performance of the individual and the Company, stock based awards generally vest in four equal installments over a period of four years and each installment vests only if the NEO is employed on each vesting date. As a result, these awards recognize performance over a longer term, encourage executives to continue their employment with us and directly link the value of the awards to appreciation in the price of our common stock. All of these elements further serve to align the executive’s interests with those of our stockholders.

The Company’s contractual commitments to NEOs for stock-based awards generally take the form of a minimum number of shares to be awarded annually, subject to the terms of the Plan, share availability and the approval of the Compensation Committee. Stock based awards to NEOs are made at an exercise or strike price equal to the fair market value as defined in the Plan, based upon the average of the high and low sales prices of the Company’s common stock on the date of grant. We believe this practice is fair and reasonable to the individual executive and to the Company and its Stockholders, since, in addition to being consistent with the Plan, it is a commonly used method of determining the exercise or strike price of equity-based awards to corporate executives and is unconnected with the impact of any subsequent events.

In 2006 the Company recommended to the Compensation Committee that regularly-scheduled stock-based awards to NEOs and other Company officers, except as otherwise provided by contract, normally be granted in the form of SARs, as defined below. The objective of this practice is to reduce the level of dilution of Company ownership by current Stockholders created as a result of equity awards to officers, and to help maintain consolidation for tax reporting purposes with our corporate majority owner. With a SARs grant, the only common stock granted and potentially sold are shares representing the difference in the stock’s fair market value between the date the grant was made and the exercise date.

Stock based awards to NEOs may be made in the form of restricted stock grants, stock options or SARs paid in stock, in each case subject to the terms and provisions of the Plan, although restricted stock grants are not made on a regular basis. Each SAR granted entitles the grantee to receive, at the time of exercise, an amount equal to the difference between the fair market value of a single share of the Company’s common stock on the date of exercise and the exercise price, which may not be less than the fair market value of a single share of the Company’s common stock on the date the grant was made, paid not in cash but in shares of Company common stock. SARs are exercisable in four equal annual installments on the first four anniversaries of the grant date so long as the grantee is employed by the Company or one of its subsidiaries on each such date.

The SARs granted reflect the assessment of management as to each NEO’s contribution to the attainment of corporate goals, his level of success in meeting individual performance expectations and competitive levels of total compensation.

Other Benefits. We provide limited types of perquisites and other personal benefits to our NEOs which we believe are reasonable, consistent with our overall compensation program to enable the Company to attract and retain superior employees for key positions and comparable with perquisite packages offered by our competitors to their senior executives. Pursuant to Company policy and the terms of their respective employment agreements described above, NEOs are generally entitled to participate in the various benefit plans, programs or arrangements established and maintained by the Company from time to time and applicable to its senior executives including medical benefits, dental benefits, life insurance, long-term disability insurance, qualified and supplemental defined contribution and defined benefit plans, and to receive all fringe benefits made available to senior executives of the Company, including reimbursement for club memberships, annual physical exams and for preparation of personal income tax returns. Each NEO’s entitlement to such benefits is subject to the terms and conditions of the Company’s policies with regard to them, as adjusted by the Company from time to time in its discretion. NEOs are not eligible for paid time off under the Company’s paid time off policy, any vacation or other work leave time being in each case subject to the approval of the Chairman of the Board and Chief Executive Officer. Severance and other benefits available to NEOs upon termination of employment are determined in accordance with the terms of their respective employment contracts, which are summarized above.

The Compensation Committee reviews and approves the compensation for the NEOs, those being Messrs. Lilienthal, Fusco, Kantor, Lewis, and Mense. The Chairman of the Board and Chief Executive Officer reviews the compensation for all NEOs other than himself. The Compensation Committee and the Chairman are assisted in developing and evaluating the overall competitiveness of the compensation program by the Company’s Human Resources staff, which uses market data provided by several executive compensation consulting firms. Comparative compensation information regarding the Company’s peer group of companies is evaluated each year. The competitor group includes the following companies within the insurance industry:

•	American International Group, Inc.

•	The Allstate Corporation

•	The Chubb Corporation

•	CIGNA Corporation

•	The Hartford Financial Services Group, Inc.

•	Lincoln National Corporation

•	The Progressive Corporation

•	Safeco Corporation

•	The Travelers Companies, Inc.

These companies, as well as other companies within the insurance, financial services and certain other industries, represent the organizations against which CNA competes for key executives. This comparative compensation information, in conjunction with performance assessments as to past and expected future contributions of the individual, is used to develop annual compensation levels. It is our goal to set total compensation opportunities for the NEOs at levels generally comparable with those available to similarly placed executives at the Company’s competitor group.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

We have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have approved inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

By the Compensation Committee:

Don M. Randel and Marvin Zonis (Chairperson)

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes compensation paid by the Company and its subsidiaries for services rendered in all capacities for our Chief Executive Officer, Chief Financial Officer and other NEOs as of December 31, 2006:

Name and Principal Position	Year	Salary (a) ($)	Bonus ($)		Stock Awards (c) ($)	Option/ SARs Awards (d) ($)	Non-Equity Incentive Plan Compensation (e) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f) ($)	All Other Compensation (g) ($)	Total (h) ($)
Stephen W. Lilienthal Chairman & CEO CNA Financial Corporation	2006	$950,000	$0		$0	$547,764	$3,256,250	$0	$520,731	$5,274,745

D. Craig Mense Executive Vice President & Chief Financial Officer CNA Financial Corporation	2006	$625,000	$0		$130,661	$152,226	$1,437,500	$0	$184,204	$2,529,591

Michael Fusco Executive Vice President, Chief Actuary & Chief Risk Officer CNA Insurance Companies	2006	$500,000	$0		$0	$153,240	$1,000,000	$0	$129,451	$1,782,691

Jonathan D. Kantor Executive Vice President, General Counsel & Secretary CNA Financial Corporation	2006	$750,000	$200,000	(b)	$0	$252,308	$1,837,500	$844,759	$31,500	$3,916,066

James R. Lewis President & CEO CNA Property & Casualty Operations CNA Insurance Companies	2006	$800,000	$0		$0	$261,892	$1,900,000	$0	$212,903	$3,174,795

(a)	Base salary includes compensation deferred under the CNA S-CAP and SES-CAP.

(b)	Represents special bonus in recognition of outstanding results in 2006.

(c)	Represents the compensation cost recognized in 2006 related to restricted stock awards for financial statement reporting purposes for fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123R and thus may include amounts for awards granted in and prior to 2006. For a discussion of assumptions used in calculation of these amounts, see Note J to our consolidated financial statements included in our Annual Report on Form 10-K for year ended December 31, 2006.

(d)	Represents the compensation cost recognized in 2006 related to stock option/SAR awards for financial statement reporting purposes for fiscal year ended December 31, 2006, excluding forfeitures, in accordance with Statement of Financial Accounting Standards No. 123R and thus may include amounts for awards granted in and prior to 2006. For a discussion of assumptions used in calculation of these amounts, see Note J to our consolidated financial statements included in our Annual Report on Form 10-K for year ended December 31, 2006.

(e)	Amounts disclosed are annual incentive cash awards and long-term cash awards in 2006 under the Incentive Compensation Plan. Annual incentive awards are typically paid in the first quarter of the following year unless deferred. Long-term cash awards are granted annually and are earned based on net operating income targets over a three-year performance period. Long-term cash awards included in this column represent amounts earned in 2006 for 2004-2006, 2005-2007, and 2006-2008 cycles.

(f)	The amount shown for the NEOs is attributable to the change in actuarial present value of the accumulated benefit under defined benefit plans at December 31, 2006 as compared to December 31, 2005. There can be no assurance that the amounts shown will ever be realized by the NEOs.

(g)	The amounts disclosed are attributable to the following:

- Mr. Lilienthal: Represents amounts for perquisites of club reimbursement, executive physical, tax service, parking, personal use of company aircraft ($169,414) which represents the aggregate incremental cost to the Company, as defined below and amounts contributed or accrued under the S-CAP and SES-CAP ($330,980).

- Mr. Mense: Represents amounts for perquisites of tax service, family travel, parking, club reimbursement ($7,435), executive physical ($8,751), personal use of company aircraft ($31,455) which represents the aggregate incremental cost to the Company, as defined below and amounts contributed or accrued under the S-CAP and SES-CAP ($131,625).

- Mr. Fusco: Represents amounts for perquisites of club reimbursement ($7,700), executive physical ($8,751), tax service ($2,500), and amounts contributed or accrued under the S-CAP and SES-CAP ($110,500).

- Mr. Kantor: Represents $31,500 contributed or accrued under the S-CAP and SES-CAP.

- Mr. Lewis: Represents amounts for perquisites of tax service, parking, club reimbursement ($8,250), executive physical ($8,373), personal use of company aircraft ($22,330) which represents the aggregate incremental cost to the Company, as defined below, and amounts contributed or accrued under the S-CAP and SES-CAP ($169,650).

The aggregate incremental cost calculation includes variable costs associated with the personal use of company aircraft and includes but is not limited to the following: fuel, landing fees, air routing fees, flight based operator fees (i.e. hangar and terminal fees), multi-service fees (i.e. ground repairs and maintenance), catering, and ground transportation.

(h)	The amounts shown in the “Total” compensation column for each NEO represents the sum of all columns in the Summary Compensation Table.

The following table provides additional information on stock options/SARs awards and non-equity incentive plan awards granted to each of the NEOs during the year ended December 31, 2006.

GRANTS OF PLAN BASED AWARDS

Name	Grant Date	Number of Non-Equity Incentive Plan Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option/ SARs Awards: Number of Securities Underlying Options (a) (#)	Exercise or Base Price of Option/ SARs Awards (b) ($ / sh)	Closing Price on Grant Date ($ / sh)	Grant Date Fair Value of Stock and Option/ SARs Awards (c)
			Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Stephen W. Lilienthal	2/8/06	—	—	—	—						75,000	$30.98	$31.10	$804,383
		—	$118,750	$237,500	$475,000	(d)					—	—	—	—
		—	$1,450,000	$1,450,000	$2,900,000	(e)					—	—	—	—

D. Craig Mense	2/8/06	—	—	—	—		—	—	—	—	25,000	$30.98	$31.10	$268,128
		—	$62,500	$125,000	$250,000	(d)	—	—	—	—	—	—	—	—
		—	—	$625,000	$1,250,000	(e)	—	—	—	—	—	—	—	—

Michael Fusco	2/8/06	—	—	—	—		—	—	—	—	20,000	$30.98	$31.10	$214,502
		—	$50,000	$100,000	$200,000	(d)	—	—	—	—	—	—	—	—
		—	—	$500,000	$1,000,000	(e)	—	—	—	—	—	—	—	—

Jonathan D. Kantor	2/8/06	—	—	—	—		—	—	—	—	30,000	$30.98	$31.10	$321,753
		—	$112,500	$225,000	$450,000	(d)	—	—	—	—	—	—	—	—
		—	—	—	$1,500,000	(e)	—	—	—	—	—	—	—	—

James R. Lewis	2/8/06	—	—	—	—		—	—	—	—	30,000	$30.98	$31.10	$321,753
		—	$100,000	$200,000	$400,000	(d)	—	—	—	—	—	—	—	—
		—	$160,000	$800,000	$1,600,000	(e)	—	—	—	—	—	—	—	—

(a)	Option/SAR awards vest in installments of 25% on each anniversary of the date of grant, such that the option/SARs are fully exercisable on or after four years from the date of grant.

(b)	The exercise price shown for individual optionees is the fair market value of the Company’s Common Stock on the date of grant (calculated as the average of its high and low sales prices on that date reported on the NYSE Composite Tape).

(c)	Represents full grant date fair value of 2006 awards calculated in accordance with Financial Accounting Standards No. 123R. For a discussion of assumptions, see Note J to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. There can be no assurance that amounts shown under Grant Date Fair Value of Stock and Options/SARs will ever be realized by the NEOs.

(d)	These amounts represent long-term incentive cash awards made under the Incentive Compensation Plan and are administered by the Compensation Committee. The long-term incentive cash awards are granted annually and are earned based on NOI targets over a three-year performance period and will become payable only to the extent that specified NOI goals are achieved. The payouts can vary from 0% to 200% of original target based on the attainment of performance goals. Only awards related to the 2006-2008 performance cycle are included in this table. Please refer to the Incentive Compensation Awards section of the Compensation Discussion and Analysis section for more information concerning these awards.

(e)	These amounts represent annual incentive cash awards granted under the Incentive Compensation Plan. The award for Mr. Lilienthal is subject to threshold and maximum levels based on company NOI achievement, as established by the Compensation Committee. The awards for Messrs. Mense, Fusco, and Kantor consist of an amount equal to a portion of that percentage of NOI established by the Compensation Committee as the annual performance goal, subject to maximum amounts. The award for Mr. Lewis is subject to threshold, target and maximum levels of Company NOI, as established by the Compensation Committee. The actual 2006 annual incentive cash award achievements were determined and approved by the Compensation Committee in February 2007 and are reflected in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. Please refer to the Incentive Compensation Awards section of the Compensation Discussion and Analysis section for more information concerning these awards.

The following table summarizes equity awards made to the NEOs which were outstanding as of the year ended December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

		Option/SARs Awards						Stock Awards
		Number of Securities Underlying Unexercised Options/ SARs (#)	Number of Securities Underlying Unexercised Options/ SARs (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs (#)	Option/ SARs Exercise Price (a) ($)	Option/SARs Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Date of Grant	Exercisable	Unexercisable
Stephen W. Lilienthal	8/31/2001	75,000	-0-		—	27.83	8/31/2011	—		—		—	—
	5/8/2002	40,000	-0-		—	29.15	5/8/2012	—		—		—	—
	8/8/2002	15,000	-0-		—	25.55	8/8/2012	—		—		—	—
	5/7/2003	41,250	13,750	(b)	—	24.69	5/7/2013	—		—		—	—
	4/28/2004	27,500	27,500	(c)	—	26.27	4/28/2014	—		—		—	—
	2/9/2005	16,250	48,750	(d)	—	27.27	2/9/2015	—		—		—	—
	2/8/2006	-0-	75,000	(e)	—	30.98	2/8/2016	—		—		—	—
D. Craig Mense	11/29/2004	12,500	12,500	(f)	—	26.15	11/29/2014	10,000	(f)	$403,200	(g)	—	—
	2/9/2005	6,250	18,750	(d)	—	27.27	2/9/2015	—		—		—	—
	2/8/2006	-0-	25,000	(e)	—	30.98	2/8/2016	—		—		—	—
Michael Fusco	11/13/2000	10,000	-0-		—	35.38	11/13/2010	—		—		—	—
	5/2/2001	10,000	-0-		—	35.35	5/2/2011	—		—		—	—
	5/8/2002	5,000	-0-		—	29.15	5/8/2012	—		—		—	—
	5/7/2003	11,250	3,750	(b)	—	24.69	5/7/2013	—		—		—	—
	4/28/2004	10,000	10,000	(c)	—	26.27	4/28/2014	—		—		—	—
	2/9/2005	5,000	15,000	(d)	—	27.27	2/9/2015	—		—		—	—
	2/8/2006	-0-	20,000	(e)	—	30.98	2/8/2016	—		—		—	—
Jonathan D. Kantor	8/5/1999	12,000	-0-		—	35.09	8/5/2009	—		—		—	—
	5/12/2000	12,000	-0-		—	32.03	5/12/2010	—		—		—	—
	5/2/2001	20,000	-0-		—	35.35	5/2/2011	—		—		—	—
	5/8/2002	20,000	-0-		—	29.15	5/8/2012	—		—		—	—
	5/7/2003	22,500	7,500	(b)	—	24.69	5/7/2013	—		—		—	—
	4/28/2004	15,000	15,000	(c)	—	26.27	4/28/2014	—		—		—	—
	2/9/2005	7,500	22,500	(d)	—	27.27	2/9/2015	—		—		—	—
	2/8/2006	-0-	30,000	(e)	—	30.98	2/8/2016	—		—		—	—
James R. Lewis	9/21/2001	35,000	-0-		—	23.98	9/21/2011	—		—		—	—
	5/8/2002	25,000	-0-		—	29.15	5/8/2012	—		—		—	—
	11/27/2002	5,000	-0-		—	24.14	11/27/2012	—		—		—	—
	5/7/2003	22,500	7,500	(b)	—	24.69	5/7/2013	—		—		—	—
	4/28/2004	15,000	15,000	(c)	—	26.27	4/28/2014	—		—		—	—
	2/9/2005	7,500	22,500	(d)	—	27.27	2/9/2015	—		—		—	—
	2/8/2006	-0-	30,000	(e)	—	30.98	2/8/2016	—		—		—	—

(a)	The exercise price shown for individual optionees is the fair market value of the Company’s Common Stock on the date of grant (calculated as the average of its high and low sales prices on that date reported on the NYSE Composite Tape).

(b)	Options vest annually in installments of 25% beginning 5/7/2004, such that the options are fully exercisable on or after four years from the date of grant.

(c)	Options vest annually in installments of 25% beginning 4/28/2005, such that the options are fully exercisable on or after four years from the date of grant.

(d)	Options vest annually in installments of 25% beginning 2/9/2006, such that the options are fully exercisable on or after four years from the date of grant.

(e)	SARs vest annually in installments of 25% beginning 2/8/2007, such that the SARs are fully exercisable on or after four years from the date of grant.

(f)	Options and restricted stock vest annually in installments of 25% beginning 11/29/2005, such that the options and restricted stock are fully exercisable on or after four years from the date of grant.

(g)	Value is based on the closing price of Company Common Stock on December 29, 2006.

The following table provides additional information about the value realized by the NEOs on stock option/SARs exercises and stock award vesting during the year ended December 31, 2006.

OPTION EXERCISES AND STOCK VESTED

	Option/SARs Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Stephen W. Lilienthal	-0-	$0	-0-		$0
D. Craig Mense	-0-	$0	5,000	(a)	$193,600	(b)
Michael Fusco	-0-	$0	-0-		$0
Jonathan D. Kantor	-0-	$0	-0-		$0
James R. Lewis	-0-	$0	-0-		$0

(a)	Represents 25% installment vesting of restricted stock award granted on November 29, 2004. Number of shares includes 1,473 shares withheld by the Company at the election of Mr. Mense to pay for minimum withholding tax due upon the vesting of restricted stock on November 29, 2006.

(b)	Value is based on the average of the high and low price of Company Common Stock on November 29, 2006 vest date.

The following table provides the present value of accumulated benefits payable to each of the NEOs under the qualified and non-qualified pension plans. Please refer to the Retirement Plans section for more information regarding our pension benefits.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Stephen W. Lilienthal	—	-0-	$0	$0
D. Craig Mense	—	-0-	$0	$0
Michael Fusco	—	-0-	$0	$0
Jonathan D. Kantor	CNA Retirement Plan	12.75	$298,480	$0
	CNA SERP	12.75	$3,338,430	$0
James R. Lewis	—	-0-	$0	$0

The following table provides information on executive contributions, earnings and account balances for the NEOs in the CNA SES-CAP, a non-qualified, unfunded and unsecured deferred compensation plan. Please refer to the Retirement Plans section for more information regarding compensation deferred under the CNA SES-CAP.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($) (a)	Registrant Contributions in Last Fiscal Year ($) (b)		Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Stephen W. Lilienthal	$232,000	$262,193		$113,839	$0	$2,251,963
D. Craig Mense	$47,500	$78,478	(c)	$7,849	$0	$209,505	(c)
Michael Fusco	$85,000	$70,853		$24,989	$0	$542,453
Jonathan D. Kantor	$31,800	$22,260		$29,618	$0	$588,656
James R. Lewis	$105,000	$120,345		$50,170	$0	$1,042,370

(a)	Reflects amounts that have been reported as either Salary or Non-Equity Incentive Plan Awards in the 2006 Summary Compensation Table.

(b)	Includes Company performance and additional Company matching contributions, as defined in the Retirement Plans section, credited to the NEOs account in 2006 calendar year for 2005 performance. Company performance and additional Company matching contributions for 2006 performance will be credited to the NEOs account in the first quarter of 2007 and are not reflected in this table. For information regarding Company contributions, please refer to the Retirement Plans section.

(c)	Mr. Mense is 40% vested in amount shown under Registrant Contributions in Last Fiscal Year. Mr. Mense’s vested Aggregate Balance at Last Fiscal Year-End is equal to $104,219.

The following tables reflect estimated amounts payable to each of the NEOs in the event of termination of such executive’s employment. The amounts shown assume that such termination was effective as of December 31, 2006 and thus are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. Furthermore, in the event of termination, each of the NEOs remain subject to certain confidentiality, non-competition, non-solicitation, non-interference and claims assistance covenants. Please refer to the Employment Agreements section above for more information regarding employment agreements for each of the NEOs.

POTENTIAL PAYMENTS UPON TERMINATION

STEPHEN W. LILIENTHAL

Benefit (a)	Termination w/o Cause or for Good Reason	Non-Renewal of Contract	Voluntary Termination/For Cause Termination	Retirement	Death	Disability
Annual and LTI Cash Plan	$1,687,500	$1,687,500	$0	$0	$1,687,500	$1,687,500
Options/Restricted Stock (b)	$4,729,785	$1,937,975	$0	$0	$4,729,785	$4,729,785
Severance Payments	$11,550,000	$11,550,000	$0	$0	$11,550,000	$10,350,012
Benefits and Perquisites	$19,998	$19,998	$0	$0	$10,267	$19,998
Excise Tax and Gross-Up (c)	$7,867,389	$6,490,412	$0	$0	$7,862,589	$7,275,530

(a)	Please refer to the Pension Benefits table above for estimated payments to Mr. Lilienthal under the CNA defined benefit plans. Please refer to the Non-Qualified Deferred Compensation table above for estimated payments to Mr. Lilienthal under the CNA SES-CAP.

(b)	Represents estimated value of unvested accelerated stock options/SARs and estimated value of cash equivalent payment for stock options/SARs Mr. Lilienthal would have received had employment continued through term of the agreement. Estimated value of stock options/SARs is calculated by multiplying the number of accelerated stock options/SARs by the difference between the exercise price and the closing price of our common stock on December 29, 2006. Estimated cash equivalent payment is calculated in accordance with the terms specified in Mr. Lilienthal’s employment agreement and is based on the closing price of our common stock on December 29, 2006.

(c)	In the event of a change in control of the Company, Mr. Lilienthal may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended. Amounts represent potential reimbursements for any excise and income taxes that may be imposed on Mr. Lilienthal under Section 4999.

D. CRAIG MENSE

Benefit (a)	Termination w/o Cause or for Good Reason	Non-Renewal of Contract	Voluntary Termination/For Cause Termination	Retirement	Death	Disability
Annual and LTI Cash Plan	$750,000	$0	$0	$0	$750,000	$750,000
Options/Restricted Stock (b)	$580,325	$580,325	$0	$0	$0	$0
Severance Payments	$1,250,000	$0	$0	$0	$0	$0
Benefits and Perquisites	$9,100	$0	$0	$0	$0	$0
Excise Tax and Gross-Up	$0	$0	$0	$0	$0	$0

(a)	Please refer to the Pension Benefits table above for estimated payments to Mr. Mense under the CNA defined benefit plans. Please refer to the Non-Qualified Deferred Compensation table above for estimated payments to Mr. Mense under the CNA SES-CAP.

(b)	Represents estimated value of unvested accelerated stock option and restricted stock grants. Estimated value of stock option is calculated by multiplying the number of accelerated stock options by the difference between the exercise price and the closing price of our common stock on December 29, 2006. Estimated value of restricted stock is calculated by multiplying the number of accelerated shares of restricted stock by the closing price of our common stock on December 29, 2006.

MICHAEL FUSCO

Benefit (a)	Termination w/o Cause or for Good Reason	Non-Renewal of Contract	Voluntary Termination/For Cause Termination	Retirement	Death	Disability
Annual and LTI Cash Plan	$600,000	$0	$0	$0	$600,000	$600,000
Options/Restricted Stock	$0	$0	$0	$0	$0	$0
Severance Payments	$1,000,000	$0	$0	$0	$0	$0
Benefits and Perquisites	$4,848	$0	$0	$0	$0	$0
Excise Tax and Gross-Up	$0	$0	$0	$0	$0	$0

(a)	Please refer to the Pension Benefits table above for estimated payments to Mr. Fusco under the CNA defined benefit plans. Please refer to the Non-Qualified Deferred Compensation table above for estimated payments to Mr. Fusco under the CNA SES-CAP.

JONATHAN D. KANTOR

Benefit (a)	Termination w/o Cause or for Good Reason	Non-Renewal of Contract	Voluntary Termination/For Cause Termination	Retirement	Death	Disability
Annual and LTI Cash Plan	$0	$0	$0	$0	$975,000	$975,000
Options/Restricted Stock	$0	$0	$0	$0	$0	$0
Severance Payments	$3,450,000	$0	$0	$0	$0	$0
Benefits and Perquisites	$10,920	$0	$0	$0	$0	$0
Excise Tax and Gross-Up	$0	$0	$0	$0	$0	$0

(a)	Please refer to the Pension Benefits table above for estimated payments to Mr. Kantor under the CNA defined benefit plans. Please refer to the Non-Qualified Deferred Compensation table above for estimated payments to Mr. Kantor under the CNA SES-CAP.

JAMES R. LEWIS

Benefit (a)	Termination w/o Cause or for Good Reason	Non-Renewal of Contract	Voluntary Termination/For Cause Termination	Retirement	Death	Disability
Annual and LTI Cash Plan	$1,000,000	$1,000,000	$0	$0	$1,000,000	$1,000,000
Options/Restricted Stock (b)	$901,800	$0	$0	$0	$2,018,524	$2,018,524
Severance Payments	$3,200,000	$1,600,000	$0	$0	$0	$0
Benefits and Perquisites	$12,726	$5,454	$0	$0	$0	$0
Excise Tax and Gross-Up	$0	$0	$0	$0	$0	$0

(a)	Please refer to the Pension Benefits table above for estimated payments to Mr. Lewis under the CNA defined benefit plans. Please refer to the Non-Qualified Deferred Compensation table above for estimated payments to Mr. Lewis under the CNA SES-CAP.

(b)	Represents estimated value of unvested accelerated stock options/SARs and estimated value of cash equivalent payment for stock options/SARs Mr. Lewis would have received had employment continued through term of the agreement. Estimated value of stock options/SARs is calculated by multiplying the number of accelerated stock options/SARs by the difference between the exercise price and the closing price of our common stock on December 29, 2006. Estimated cash equivalent payment is calculated in accordance with the terms specified in Mr. Lewis’ employment agreement and is based on the closing price of our common stock on December 29, 2006.

RELATED TRANSACTIONS

It is our policy that any transaction involving the Company or any of our subsidiaries in which any of our directors, executive officers, principal shareholders has had or will have a direct or indirect material interest be submitted to our General Counsel for review and reported to our Audit Committee for its consideration, without the participation of any Committee member who may be involved in the transaction. In each case, the Audit Committee will consider, in light of all of the facts and circumstances it deems relevant, whether the transaction is fair and reasonable to us and our shareholders, including our minority shareholders.

Loews makes available to CNA the services of certain officers and executives of Loews. In February 1975, CNA entered into a management services agreement (the “Services Agreement”) with Loews which provides that Loews will make available to CNA these services, together with general corporate services, including financial, administrative and management consulting services. Loews is reimbursed on the basis of an allocation of a portion of the salaries and related payroll taxes and benefits of the officers and executives performing the services, in addition to travel and similar expenses incurred. The allocation may be adjusted in the event of any substantial change in the services performed and the Services Agreement may be terminated by CNA or Loews on the last day of any month. The Services Agreement has been reviewed each year since 1975 by CNA’s Audit Committee. The last such review took place in February 2006 and the Audit

Committee recommended renewal of the Services Agreement for the ensuing fiscal year, calling for a reimbursement allocation of approximately $295,000 per month, which recommendation was accepted by the Board of Directors. Under the Services Agreement, CNA reimbursed Loews $3,540,000 for services performed during 2006, and $135,473 for travel and similar expenses incurred during 2006. Also during 2006, Loews or its subsidiaries paid premiums on insurance and administrative services to the CNA insurance companies at standard rates aggregating approximately $187,835.

The Loews ownership of the voting securities of CNA has exceeded 80% since 1980 requiring the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax returns filed by Loews. Accordingly, following approval by CNA’s Audit Committee and Board of Directors, CNA and Loews entered into a tax allocation agreement that provides that CNA will (i) be paid by Loews the amount, if any, by which the Loews consolidated federal income tax liability is reduced by virtue of the inclusion of CNA and its subsidiaries in the Loews consolidated federal income tax return, or (ii) pay to Loews an amount, if any, equal to the federal income tax that would have been payable by CNA, if CNA and its subsidiaries had filed a separate consolidated return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without CNA and its eligible subsidiaries, CNA may be required to repay tax recoveries previously received from Loews. This agreement may be cancelled by CNA or Loews upon thirty days’ prior written notice. In 2006, the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax return of Loews resulted in an increase in the federal income tax liability for Loews. Accordingly, CNA has paid or will pay approximately $400,000,000 to Loews for 2006 under the tax allocation agreement.

The Company and Loews have entered into an Investment Facilities and Services Agreement (the “Investment Services Agreement”). Under the terms of the Investment Services Agreement, Loews provides to the Company and its subsidiaries certain investment facilities and services. The Company pays directly or reimburses Loews for all reasonable costs, expenses and disbursements incurred by Loews in providing the services. The Audit Committee of our Company approved the Investment Services Agreement at a meeting held on April 26, 2006. The Company has reimbursed to Loews or paid directly approximately $23,779,200 for expenses (consisting primarily of salaries and benefits and other out-of-pocket costs) incurred or owed by Loews during 2006 in maintaining investment facilities and services for our Company.

In 2003 the Company entered into a credit agreement with a large national contractor that undertakes projects for the construction of government and private facilities to provide a credit facility with a current total credit limit of $126.4 million. CNA Surety Corporation, of which the Company’s subsidiaries own 63% of its outstanding common stock, has provided significant surety bond protection for projects by this contractor through surety bonds underwritten by affiliates of the Company. Loews purchased a participation interest in one-third of the loans and commitments under the credit facility on a dollar-for-dollar basis. Although Loews does not have rights against the contractor directly under the participation agreement, it shares recoveries under the facility proportionally with the Company. Under the participation agreement between Loews and the Company, Loews also receives twenty-five percent of a closing fee from the contractor in the amount of $900,000, half of which was paid at closing and half of which is due to be paid when the credit facility matures. In 2004 the participation agreement was amended and restated to include a one-third participation by Loews in additional borrowings under expansion of the credit facility, up to the current total credit limit.

In connection with the referenced expansion of the credit facility and a planned reduction in the physical assets and scope of operations of the national contractor, for the years ended December 31, 2005 and 2004, the Company recorded a pretax impairment charge of $34 million and $56 million, net of the participation by Loews, with respect to amounts loaned under the credit facility. In June 2005, ongoing monitoring of the status of the contractor’s restructuring plan revealed deterioration in operations and cash flow. As a result, the Company determined that the contractor would likely be unable to meet its obligations under the surety bonds. In 2005 CNA Surety Corporation established $110 million of surety loss reserves in anticipation of future loss payments, $50 million of which was ceded to Continental Casualty Company pursuant to reinsurance obligations. During the second quarter of 2005 the Company took a pre-tax impairment charge of $21 million to write-off the remaining balance of the loan and put up $40 million in reserves in anticipation of future loss payments. An additional $70 million in reserves was added in the fourth quarter of 2005.

During the years ended December 31, 2006 and 2005, CNA Surety paid $34 million and $26 million related to surety losses of the contractor. The Company no longer provides additional liquidity to the contractor and has not recognized interest income related to the loans since June 30, 2005.

In 2006 CNA Surety, through a Quota Share Treaty with Continental Casualty Company, a subsidiary of the Company, assumed three bonds issued by an affiliate for Mexdrill, Offshore, S. DE R.L. DE C. V., a subsidiary of Diamond Offshore Inc. (“Diamond Offshore”). Loews owns 51% of Diamond Offshore’s shares. Prior to CNA Surety’s issuance of these bonds with penal sums of $24.9 million, $32 million, and $16.1 million respectively, the CNA Surety’s audit committee approved issuance of the bonds on behalf of Diamond Offshore for up to $150.0 million in total bond exposure provided that the bonds meet the CNA Surety’s normal underwriting standards, the rates charged are market rates and CNA Surety receives the indemnity of Diamond Offshore. The premium for the bonds was $0.9 million.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 required our directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities of the Company. Based upon review of the information provided to the Company, we believe that during the 2006 fiscal year all Section 16(a) filing requirements were complied with.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

Our Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as independent registered public accounting firm for 2007. Although it is not required to do so, our Board of Directors wishes to submit the selection of Deloitte & Touche LLP for ratification by the Company’s Stockholders at the meeting. Even if this selection is ratified by Stockholders at the Annual Meeting, our Audit Committee may in its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its Stockholders. If the Company’s Stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to answer appropriate questions and, if they choose to do so, to make a statement.

For the years ended December 31, 2006 and 2005, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), which includes Deloitte Consulting.

Audit and audit-related fees aggregated $12.7 million and $14.1 million for the years ended December 31, 2006 and 2005, respectively and were composed of below-described categories:

Audit Fees

The aggregate fees billed for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and 2005 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $11.9 million and $13.7 million, respectively.

Audit-Related Fees

The aggregate fees billed for audit-related services for the years ended December 31, 2006 and 2005 were $0.8 million and $0.4 million, respectively. These fees generally include fees for consents and comfort letters, audits of the Company’s employee benefit plans, accounting consultations and SEC related matters.

Tax Fees

The aggregate fees billed for tax services for the years ended December 31, 2006 and 2005 were $0 million and $0.1 million, respectively. These fees generally include fees for the preparation of expatriate tax returns.

All Other Fees

The aggregate fees for services not included above were $0 and $0 million, respectively, for the years ended December 31, 2006 and 2005. These fees generally include fees for human capital advisory services and other consulting services.

Our Audit Committee has established a pre-approval policy with regard to audit, audit-related and certain non-audit engagements by the Company of its independent registered public accountants. Under this policy, our Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Deloitte, subject to maximum dollar limitations. All other engagements for services to be performed by Deloitte must be separately pre-approved by the Audit Committee. The Audit Committee has also designated the Chairperson of the Committee as having authority to pre-approve such engagements as allowed by the policy, subject to reporting on such pre-approvals to the Committee at its next scheduled meeting.

All of the fees set forth above have been approved by the Audit Committee in accordance with its approval procedures.

The Board of Directors recommends that the Stockholders vote FOR Proposal No. 2.

OTHER MATTERS

The Company does not know of any other business to come before the meeting. However, if any other matters come before the meeting, the persons named in the proxies will act on behalf of the Stockholders they represent according to their best judgment.

The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily through use of the mails, but regular employees of the Company may solicit proxies personally, by telephone or facsimile. Such employees will receive no special compensation for such solicitation. Brokers and nominees will be requested to obtain voting instructions of beneficial owners of stock registered in their names and will be reimbursed for their out-of-pocket expenses and reasonable clerical expenses.

STOCKHOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

OR THE INDEPENDENT DIRECTORS

The Company has a process by which Stockholders may communicate with our Board of Directors. Stockholders and other interested parties wishing to communicate directly to our Board of Directors may submit written communications addressed to the Board of Directors, c/o General Counsel, CNA Financial Corporation, 333 South Wabash Avenue, 43rd Floor, Chicago, Illinois 60604. All such communications from Stockholders will be forwarded to the members of the Board.

Any Stockholder of the Company wishing to communicate with our Independent Directors may do so in the following ways:

•	By submitting the communication in writing addressed to:

Presiding Director, Non-Management Directors of CNA Financial Corporation

c/o Senior Vice President, Internal Audit

CNA Financial Corporation

333 South Wabash Avenue

Chicago, Illinois 60604

•	By leaving a recorded message addressed to Presiding Director, Non-Management Directors of CNA Financial Corporation at the following telephone number: 1-888-679-9252; or

•	By sending an email to the attention of the Presiding Director, Non-Management Directors of CNA Financial Corporation at: corporateinvestigations@cna.com.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Stockholder proposals for inclusion in proxy materials for the 2008 Annual Meeting should be addressed to the Company’s Executive Vice President, General Counsel and Secretary, 333 South Wabash Avenue, 43rd Floor, Chicago, Illinois 60604, and must be received by November 22, 2007 in order to be included in the Company’s proxy materials. Proxies solicited by the Company for the 2008 Annual Meeting may confer discretionary authority to vote on any proposals submitted after February 13, 2008 without a description of them in the proxy materials for that meeting.

By order of the Board of Directors,

JONATHAN D. KANTOR Executive Vice President, General Counsel and Secretary

Chicago, Illinois

April 3, 2007

MR A SAMPLE
DESIGNATION (IF ANY)	000004	000000000.000000 ext	000000000.000000 ext
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000000000.000000 ext	000000000.000000 ext
		000000000.000000 ext	000000000.000000 ext

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Stephen W. Lilienthal	☐	☐	02 - Paul J. Liska	☐	☐	03 - Jose O. Montemayor	☐	☐

04 - Don M. Randel	☐	☐	05 - Joseph Rosenberg	☐	☐	06 - Andrew H. Tisch	☐	☐

07 - James S. Tisch	☐	☐	08 - Marvin Zonis	☐	☐

	For	Against	Abstain

2. Approval of Deloitte and Touche, LLP as the independent registered public accounting firm.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — CNA Financial Corporation

333 South Wabash Ave. Chicago, IL

Proxy Solicited by Board of Directors for Annual Meeting - April 25, 2007 at 10:00 a.m.

S. W. Lilienthal, J. Rosenberg, J. S. Tisch (the “Proxy Committee”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of CNA Financial Corporation to be held on April 25, 2007 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxy Committee will have authority to vote FOR Election of Directors and FOR Proposal 2.

In their discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)